Pillsbury Winthrop Shaw Pittman LLP
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Exhibit 5.2

November 10, 2009

Golden Green Enterprises Limited
No. 69 Haulibei Street
Longhai Middle Road
Henan, People’s Republic of China

Ladies and Gentlemen:

We are acting as U.S. counsel for Golden Green Enterprises Limited, a British Virgin Islands company (the “Company”), in connection with the issuance and sale by the Company of Ordinary Shares, no par value, of the Company (the “Ordinary Shares”), (ii) warrants (the “Warrants”) to purchase Ordinary Shares of the Company, no par value (the “Warrant Shares”), and (iii) Warrant Shares, pursuant to the Registration Statement on Form F-1 (No. 333-161924) (such Registration Statement, as amended from time to time, is herein referred to as the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”).  We have been informed by the Company that the Registration Statement was declared effective by the SEC on November 9, 2009 and that a post-effective amendment to the Registration Statement is being filed pursuant to Rule 462(b) of the Securities Act of 1933 to register an additional 1,338,183 Ordinary Shares and 34,909 additional Warrant Shares (the “462(b) Registration Statement”).

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for this opinion.  Based upon, subject to and limited by the foregoing and subject to the assumptions, qualifications, limitations, and exceptions set forth below, we are of the opinion that the Warrants, when issued and sold by the Company in the manner described in the 462(b) Registration Statement and the Registration Statement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

The foregoing opinion is subject to the following assumptions, exceptions, qualifications and limitations:

a.   Our opinion is subject to and limited by (i) the effect of bankruptcy, insolvency, fraudulent conveyance and other similar laws affecting or relating to the rights of creditors generally (ii) general equitable principles, (iii) requirements of reasonableness, good faith and fair dealing, and (iv) in the case of waivers and exculpatory provisions, the effect of public policy.

November 10, 2009

b.   Certain remedial provisions of the Warrants on which we are opining may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the balance of such Warrants, and the practical realization of the benefits created by such Warrants taken as a whole will not be materially impaired by the unenforceability of those particular provisions.  In addition, certain remedial provisions of such Warrants may be subject to procedural requirements not set forth therein.

c.   We have assumed for so much of our opinion as relates the choice of the law of New York as the governing law of the Warrants would not result in a violation of an important public policy of another state or country having greater contacts with the transactions contemplated by the Warrants than New York.

d.   We express no opinion as to the validity or enforceability of any provisions in the Warrants that purport to prevent oral modification or waivers.

e.   We have assumed that the Company is duly formed, validly existing and in good standing under the laws of the British Virgin Islands and has the corporate power, and has taken or will take all necessary action required under the laws of the British Virgin Islands (including any necessary stockholder action) to authorize it, to execute and deliver, and to perform its obligations under, and has duly executed and delivered, the Warrants.

f.   We have assumed that the execution and delivery of, and the performance of its obligations under, the Warrants by the Company do not and will not violate or conflict with, result in a breach of, or constitute a default under, the memorandum of association and the articles of association of the Company,  or (ii) any order, decision, judgment or decree that may be applicable to the Company or any of its affiliates or any of their respective properties.

This opinion is limited to matters governed by the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the 462(b) Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP